Pope Resources Announces $4.4 Million Sale To Peninsula School District

POULSBO, Wash., Dec. 9, 2013 /PRNewswire/ -- Pope Resources (Nasdaq: POPE) announced a $4.4 million sale to Peninsula School District of 14.04 acres located in Gig Harbor, Washington. The acreage is located on Harbor Hill Drive in close proximity to existing and proposed residential developments in north Gig Harbor. The District purchased the property, ear-marked for a new elementary school, out of its Capital Projects Fund budget and from impact fees collected from housing developments.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These timberland investment vehicles provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing these vehicles for the third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, +1-360-697-6626, Fax, +1-360-697-1156